Exhibit 99.1

                      RAND CAPITAL CORPORATION NEWS RELEASE

                                                          FOR IMMEDIATE RELEASE
                                                          April 27, 2006
                                                          CONTACT: Allen F. Grum
                                                          716-853-0802

                  RAND CAPITAL ANNOUNCES FIRST QUARTER RESULTS
                     AND ELECTION OF DIRECTORS AND OFFICERS

BUFFALO, NY, Rand Capital Corporation (www.randcapital.com) [NASDAQ: RAND] announced that it increased its net asset value for the quarter, and ended March 31, 2006 at $1.54 per share.

New investments during the quarter included $500,000 in Niagara Dispensing Technologies, Inc. (NDT) (Tonawanda, NY) (www.exactpour.com) as part of a $3.5 million financing round. Other investors include Regional Development Corporation, an ECIDA affiliate (www.ecidany.com or www.nrvf.com), and the Empire State Development Small Business Technology Investment Fund (www.nylovessmallbiz.com) Niagara Dispensing is a manufacturer of precision, high-speed draft beer dispensing systems. Branded as EXACTAP(TM) the NDT product represents a revolution in draft beer dispensing, providing a measured pour in as fast as three seconds for a pint serving. NDT's products eliminate waste, provide a perfect foam head every time, and provide detailed documentation regarding usage. Systems are available for stadiums, restaurants and bars.

During the quarter, Rand participated in a $1.2 million round of investment in New Monarch Machine Tool, Inc. (Cortland, NY) (www.monarchmt.com) in the form of a $300,000 term note. New Monarch developed the first contour cutting machine in the world. They produce high-end machining centers for blue-chip companies including General Motors, Ford, Pratt & Whitney and many others. The Company's machines are highly regarded for their precision and rugged durable designs.

In addition, Rand began to liquidate its position in Minrad (AMEX:BUF) during the quarter, selling 290,000 shares. Rand's remaining Minrad securities, approx. 388,000 shares, remain restricted for sale under Rule 144.

At Rand's Annual Meeting of Shareholders; the following Directors were elected:
Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Willis S. McLeese, Reginald
B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Reginald B. Newman, II as Chairman of the Board.

During the quarter, Rand did not repurchase any shares under its previously issued stock buy back program.

This release may contain forward-looking statements and reports the consolidated operations of Rand Capital Corporation and Rand Capital SBIC, L.P; all statements are pursuant to the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act; and are subject to uncertainties in predicting future results. These statements reflect the Corporation's current beliefs, and many factors could cause actual results to differ materially from this release. See Rand's Form 10-Q's filed with the Securities and Exchange Commission for a detailed discussion of the risks associated with the Corporation's business, including but not limited to, risks associated with venture capital investing and other factors that could affect actual results. Except as required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

Rand Capital Corporation is a publicly held venture capital company, headquartered in Buffalo, New York, registered on the NASDAQ Small Cap Market under the symbol "RAND". Rand's investment strategy is to provide venture capital and expansion capital to emerging businesses, primarily in Upstate New York and the Northeast, through Rand, and its SBIC subsidiary.